EXHIBIT 99

Camco Financial Announces Second Quarter 2013 Earnings

CAMBRIDGE, Ohio, July 29, 2013 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced financial results for the three months ended June 30, 2013.

Net earnings were $6.2 million for the second quarter 2013, or $0.42 per diluted share, compared to $0.5 million, or $0.06 per diluted share, for the same period last year. The second quarter 2013 results included the recognition of $5.9 million in deferred tax assets and the disposal of the largest real estate owned (REO) property at a loss of approximately $400,000, including all expenses, while the second quarter 2012 results included a $62,000 tax benefit. There were 14,718,045 diluted shares outstanding at June 30, 2013 versus 7,481,854 on the same date last year. The year-over-year increase in the number of diluted shares outstanding is principally due to common shares issued in the company's stock offering completed in the fourth quarter 2012, and subsequent exercise of a portion of the warrants issued in that transaction.

James E. Huston, President and CEO, said, "Our second quarter performance reflects additional progress related to plans we are implementing to further improve asset quality, increase core deposits and pursue high quality, profitable loans and investments. The quarterly financial results included two actions that particularly benefit current and future performance. Primarily as a result of the recent sale of the bank's largest REO property, REO assets at quarter-end were 24% and 42% below the March 31, 2013 and June 30, 2012 amounts, respectively. In addition, the sale terminated future expenses related to this REO property. Our recognition of deferred tax assets in the second quarter was based on improving fundamentals and forecasts of future performance. Specific emphasis is being directed toward both interest income and non-interest income opportunities compatible with our long-term strategy. We look forward to realizing further achievements during the second half of this year as we continue to pursue these growth plans."

Review of Financial Performance

Overview:

The following items summarize key aspects of the Company's performance during the quarter ended June 30, 2013 compared to the same period in 2012:

  Core deposits (defined as checking, savings and money market deposits) increased $17.3 million, or 6%, to $325.2 million.
  Net interest income declined $0.4 million to $5.5 million. This decrease was attributable to a reduction in loan balances, especially related to early loan payoffs in the fourth quarter of 2012, coupled with lower loan yields. The anticipated reduction in certificates of deposit balances during this same period reduced the cost of funds and partially offset the impact of the lower earning asset yield.
  Noninterest income increased 23% to $2.1 million primarily due to a higher value for mortgage servicing rights as a result of an increase in mortgage originations.
  Noninterest expense increased slightly to $7.3 million principally due to growth initiatives and costs related to the disposal of the REO property, which was partially offset by lower classified assets expense attributable to credit quality improvements.
  Classified assets (which include substandard, doubtful, loss, and real estate owned) were $31.0 million at June 30, 2013, representing a decrease of 36% compared to the same date in 2012.

Net Interest Margin:

Net interest margin was 3.11% for the second quarter of 2013 compared to 3.33% for the same period last year due to the lower yield on earning assets. Net interest margin is expected to be under pressure throughout 2013 due to low interest rates and slow economic growth. The Company continues to pursue favorable risk-adjusted pricing opportunities, further improvement in credit quality, and other balance sheet changes to enhance net interest margin in future periods.

Net Interest Income:

Net interest income before the provision for loan losses was $5.5 million for the second quarter of 2013 compared to $5.9 million for the same period a year ago. The decline was attributable to smaller earning asset balances coupled with a reduction in the yield on the earning assets.

The yield on earning assets declined to 3.93% in the second quarter of 2013 from 4.47% a year ago. This decrease was due to lower loan balances in the total asset mix, which resulted from early loan payoffs in late-2012 as well as lower loan yields attributable to the current interest rate environment. The planned runoff of higher-yielding certificates of deposit combined with growth in core deposits contributed to a reduction in the cost of funds and helped to mitigate the impact of the yield on earning assets. Cost of funds for the quarter ended June 30, 2013, declined to 0.94% from 1.25% for the second quarter of 2012.

Provision Expense, Credit Quality, and Allowance for Loan Losses:

The allowance for loan and lease losses was $10.6 million at June 30, 2013, compared to $14.2 million on the same date a year ago. This decrease was due to further improvement in asset quality and, therefore, no expense related to the provision for loan losses was recorded for the second quarter of 2013 compared to $0.1 million for the same period in 2012. The Company maintains a strong allowance for loan and lease losses and remains committed to further improvement in asset quality.

Total delinquent loans were $14.0 million at June 30, 2013, a 24% decrease since the same date last year. Classified loans (which include substandard, doubtful, and loss) were $25.1 million at June 30, 2013, or 33% below the same date in 2012. Non-performing loans were $15.7 million at June 30, 2013 or 34% below the June 30, 2012 amount. Non-performing loans as a percentage of total loans (including loans held for sale) were 2.73% at June 30, 2013, compared to 3.84% on the same date of the prior year. The allowance for loan and lease losses, expressed as a percentage of non-performing loans, was 67.3% at June 30, 2013 compared to 60.0% on the same date a year ago.

Noninterest Income:

Noninterest income increased 23% to $2.1 million for the second quarter of 2013 compared to $1.7 million for the second quarter of 2012. This was primarily attributable to higher value of mortgage servicing rights versus the same period last year as a result of an increase in mortgage originations.

Noninterest Expense:

Noninterest expense was $7.3 million for the second quarter of 2013 compared to $7.0 million for the same quarter a year ago. The increase was principally due to growth initiatives and costs related to the disposal of the REO property, which was partially offset by lower classified assets expense attributable to credit quality improvements.

Balance Sheet:

Total assets were $756.8 million at June 30, 2013, compared to $766.9 million on the same date last year. This decrease was principally due to utilization of liquid assets from loan pay downs to reduce single-service certificates of deposit and borrowed funds coupled with a reduction in the Company's reliance on non-core funding. We continue to focus on profitable lending opportunities and investments as a means of employing our cash efficiently.

Asset Quality:

Loan quality continued to improve during the second quarter of 2013 resulting in steady progress concerning classified loans and non-performing loans over the past twelve months.

The following table provides a comparison of changes in key factors for the second quarter of 2013, year-end 2012 and the second quarter of 2012:

(Dollars in thousands)	6/30/2013	12/31/2012	6/30/2012
Classified Loans*	$25,063	$29,184	$37,275
Non-Performing Loans	$15,695	$19,594	$23,653
Loan Loss Reserve	$10,556	$12,147	$14,185
Loan Loss Reserve/Total Loans	1.84%	2.12%	2.31%
*Includes substandard, doubtful and loss

Deposits and Borrowings:

Core deposits were $325.2 million at June 30, 2013, or 6% higher than on the same date last year. Total deposits at the end of the second quarter of 2013 were $23.9 million below June 30, 2012. The decrease is due to a planned reduction in certificates of deposit, which declined $41.2 million since June 30, 2012. The Company is focused on continuing to reduce the level of non-core deposits, particularly higher yielding single product certificates of deposit related to rate sensitive depositors.

FHLB advances and other borrowings were $65.8 million at June 30, 2013, a decrease of 5%, compared to the same date last year. This planned decrease principally resulted from repayment of FHLB advances.

Equity:

Stockholders' equity was $65.9 million at June 30, 2013, compared to $46.8 million at June 30, 2012, an increase of 41%. Key factors that contributed to this 41% increase included completion of the Company's $10.0 million stock offering in November 2012, recognition of a $5.9 million deferred tax asset in the second quarter of 2013, net earnings during the past twelve months, and proceeds from the exercise of warrants related to the rights offering. Stockholders' equity at June 30, 2013 was 8.71% of total assets compared to 6.10% on the same date last year.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Assets
Cash and Cash Equivalents	$ 27,125	$ 118,212	$ 58,379	$ 26,920	$ 28,160
Investments	$ 103,529	$ 39,432	$ 86,201	$ 80,648	$ 75,347

Loans Held for Sale	$ 2,697	$ 3,824	$ 6,544	$ 6,341	$ 2,532

Loans Receivable	$ 571,470	$ 555,180	$ 566,722	$ 594,030	$ 613,790
Allowance for Loan Loss	$ (10,556)	$ (11,532)	$ (12,147)	$ (14,508)	$ (14,185)
Loans Receivable, Net	$ 560,914	$ 543,648	$ 554,575	$ 579,522	$ 599,605

Other Assets	$ 62,514	$ 58,246	$ 58,560	$ 60,811	$ 61,272

Total Assets	$ 756,779	$ 763,362	$ 764,259	$ 754,242	$ 766,916

Liabilities
Deposits	$ 614,623	$ 626,741	$ 627,224	$ 630,304	$ 638,516
Borrowed Funds	$ 65,788	$ 63,981	$ 64,219	$ 64,466	$ 69,200
Other Liabilities	$ 10,432	$ 11,929	$ 13,089	$ 12,050	$ 12,424

Total Liabilities	$ 690,843	$ 702,651	$ 704,532	$ 706,820	$ 720,140

Stockholders' Equity	$ 65,936	$ 60,711	$ 59,727	$ 47,422	$ 46,776

Total Liabilities and Stockholders' Equity	$ 756,779	$ 763,362	$ 764,259	$ 754,242	$ 766,916

Stockholders' Equity to Total Assets	8.71%	7.95%	7.82%	6.29%	6.10%

Total Shares Outstanding	13,549,082	13,529,287	13,233,036	7,465,563	7,468,087

Book Value Per Share	$4.87	$4.49	$4.51	$6.35	$6.26

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	6 Months	6 Months
	Ended	Ended
	6/30/13	6/30/12
	(Unaudited)	(Unaudited)
Interest Income:
Loans	$ 13,181	$ 15,912
Mortgage-backed securities	$ 20	$ 33
Investment securities	$ 269	$ 186
Interest-bearing deposits and other	$ 271	$ 218
Total Interest Income	$ 13,741	$ 16,349

Interest Expense:
Deposits	$ 2,033	$ 2,956
Borrowings	$ 855	$ 1,291
Total Interest Expense	$ 2,888	$ 4,247
Net Interest Income	$ 10,853	$ 12,102

Provision for Losses on Loans	$ 100	$ 1,142
Net Interest Income After Provision for Loan Losses	$ 10,753	$ 10,960

Noninterest Income:
Late charges, rent and other	$ 469	$ 551
Loan servicing fees	$ 549	$ 566
Service charges and other fees on deposits	$ 979	$ 998
Gain on sale of loans	$ 1,235	$ 1,081
Mortgage servicing rights	$ 456	$ 39
Gain (loss) on sale of investment, mbs & fixed assets	$ 54	$ (2)
Income on cash surrender value life insurance	$ 419	$ 426
Total noninterest income	$ 4,161	$ 3,659

Noninterest expense:
Employee compensation and benefits	$ 7,027	$ 6,396
Occupancy and equipment	$ 1,464	$ 1,467
FDIC premium and other insurances	$ 882	$ 923
Data processing	$ 560	$ 571
Advertising	$ 272	$ 195
Franchise taxes	$ 457	$ 384
Other operating	$ 3,473	$ 3,813
Total noninterest expense	$ 14,135	$ 13,749

Earnings (loss) before provision for income taxes	$ 779	$ 870

Provision for income taxes	$ (5,874)	$ (25)
Net Earnings (Loss)	$ 6,653	$ 895

Earnings (Loss) Per Share:
Basic	$ 0.49	$ 0.12
Diluted	$ 0.46	$ 0.12

Basic Weighted Number of
Shares Outstanding	13,466,784	7,344,052
Diluted Weighted Number of
Shares Outstanding	14,555,772	7,344,624

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	$ 6,591	$ 6,590	$ 7,240	$ 7,522	$ 7,699
Mortgage-backed securities	$ 7	$ 13	$ 15	$ 15	$ 17
Investment securities	$ 163	$ 106	$ 119	$ 116	$ 115
Interest-bearing deposits and other	$ 122	$ 149	$ 135	$ 112	$ 105
Total Interest Income	$ 6,883	$ 6,858	$ 7,509	$ 7,765	$ 7,936

Interest Expense:
Deposits	$ 1,000	$ 1,033	$ 1,128	$ 1,235	$ 1,405
Borrowings	$ 429	$ 426	$ 577	$ 545	$ 618
Total Interest Expense	$ 1,429	$ 1,459	$ 1,705	$ 1,780	$ 2,023
Net Interest Income	$ 5,454	$ 5,399	$ 5,804	$ 5,985	$ 5,913

Provision for Losses on Loans	$ --	$ 100	$ (1,455)	$ 457	$ 137
Net Interest Income After Provision for Loan Losses	$ 5,454	$ 5,299	$ 7,259	$ 5,528	$ 5,776

Noninterest Income:
Rent and other	$ 168	$ 301	$ 484	$ 321	$ 223
Loan servicing fees	$ 273	$ 276	$ 284	$ 283	$ 285
Service charges and other fees on deposits	$ 517	$ 462	$ 528	$ 515	$ 508
Gain on sale of loans	$ 546	$ 689	$ 770	$ 633	$ 517
Mortgage servicing rights	$ 351	$ 105	$ 60	$ (117)	$ (63)
Gain (loss) on sale of investment, mbs & fixed assets	$ (7)	$ 61	$ 126	$ --	$ 1
Income on CSVL (BOLI)	$ 211	$ 208	$ 237	$ 216	$ 208
Total noninterest income	$ 2,059	$ 2,102	$ 2,489	$ 1,851	$ 1,679

Noninterest expense:
Employee compensation and benefits	$ 3,518	$ 3,509	$ 3,208	$ 2,996	$ 3,249
Occupancy and equipment	$ 719	$ 745	$ 772	$ 725	$ 756
Data processing	$ 277	$ 283	$ 326	$ 250	$ 285
Advertising	$ 128	$ 144	$ 77	$ 101	$ 108
Franchise taxes	$ 227	$ 230	$ 182	$ 199	$ 201
Other operating	$ 2,419	$ 1,936	$ 2,379	$ 2,677	$ 2,436
Total noninterest expense	$ 7,288	$ 6,847	$ 6,944	$ 6,948	$ 7,035

Earnings (loss) before provision for income taxes	$ 225	$ 554	$ 2,804	$ 431	$ 420

Provision for income taxes	$ (5,929)	$ 55	$ 20	$ (53)	$ (62)
Net Earnings (loss)	$ 6,154	$ 499	$ 2,784	$ 484	$ 482

Earnings (Loss) Per Share:
Basic	$0.45	$0.04	$0.26	$0.07	$0.06
Diluted	$0.42	$0.03	$0.26	$0.07	$0.06

Basic Weighted Number of
Shares Outstanding	13,545,861	13,386,828	10,806,051	7,467,255	7,468,090
Diluted Weighted Number of
Shares Outstanding	14,718,045	14,392,077	10,806,269	7,473,123	7,481,854

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	6/30/13	6/30/12	6/30/13	6/30/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	39.73%	4.16%	21.76%	3.89%

Return on average assets	3.25%	0.25%	1.75%	0.23%

Interest rate spread	2.99%	3.22%	2.99%	3.31%

Net interest margin	3.11%	3.33%	3.11%	3.42%

Yield on earning assets	3.93%	4.47%	3.93%	4.62%

Cost of deposits	0.74%	0.98%	0.74%	1.03%

Cost of borrowings	2.63%	3.37%	2.65%	3.41%

Total cost of interest bearing liabilities	0.94%	1.25%	0.94%	1.31%

Noninterest expense to average assets	3.85%	3.61%	3.72%	3.55%

Efficiency ratio	97.01%	92.66%	94.15%	87.23%

Nonperforming assets to total assets	2.99%	4.64%	2.99%	4.64%

Non performing loans to total net loans including loans held for sale	2.73%	3.84%	2.73%	3.84%

Allowance for loan losses to total loans including loans held for sale	1.84%	2.31%	1.84%	2.31%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	June 30, 2013			June 30, 2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	$ 552,666	$ 6,591	4.77%	$ 599,582	$ 7,699	5.14%
Securities (2)	$ 87,172	$ 170	0.78%	$ 71,916	$ 132	0.73%
FHLB Stock	$ 9,888	$ 104	4.21%	$ 9,888	$ 104	4.21%
Other interest bearing accounts	$ 51,591	$ 18	0.14%	$ 28,468	$ 1	0.01%
Total interest earning assets	$ 701,317	$ 6,883	3.93%	$ 709,854	$ 7,936	4.47%

Noninterest-earning assets	$ 56,407			$ 68,973
Total Average Assets	$ 757,724			$ 778,827

Interest-Bearing Liabilities:
Deposits	$ 543,870	$ 1,000	0.74%	$ 576,410	$ 1,405	0.98%
Advances & Borrowings	$ 65,171	$ 429	2.63%	$ 73,307	$ 618	3.37%
Total interest-bearing liabilities	$ 609,041	$ 1,429	0.94%	$ 649,717	$ 2,023	1.25%

Noninterest-bearing sources:
Noninterest-bearing liabilities	$ 86,728			$ 82,764
Shareholders' equity	$ 61,955			$ 46,346
Total Liabilities and Shareholders' Equity	$ 757,724			$ 778,827

Net Interest margin			3.11%			3.33%

Net Interest Income & Spread		$ 5,454	2.99%		$ 5,913	3.22%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone: 740-435-2020